UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 31, 2025

Cogent Communications Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51829	46-5706863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 N St. NW, Washington, D.C.	20037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    202-295-4200

                                Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.001 per share	CCOI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2025, Cogent Communications Holdings, Inc. (the “Company”), the Company’s US operating subsidiary and the Company’s Chief Executive Officer, David Schaeffer, entered into an amendment to Mr. Schaeffer’s employment agreement, which, among other things, extended the term through December 31, 2028, set a new annual salary and target annual cash incentive, amended the criteria for Mr. Schaeffer’s annual cash incentive, and set the parameters of his long-term equity compensation awards through 2028 (hereafter “Amendment 11”).

Per Amendment 11, Mr. Schaeffer’s new annual salary is $1 million and his annual cash incentive will have a target of, and will not exceed, $1.25 million. The annual cash incentive will be based on the Company’s achievement of annual growth rate in EBITDA (“EBITDA AGR”) for the applicable calendar year compared to the EBITDA for the prior calendar year. If the Company’s EBITDA AGR for the applicable year is zero or negative then no annual cash incentive will be paid.

As described in Amendment 11, the Board of Directors (the “Board”) of the Company will grant Mr. Schaeffer an award of 229,657 shares of time-vesting restricted stock (the “Time Vesting Shares”) with respect to each of 2026, 2027 and 2028 (representing a value of $5 million with respect to 2026), and 321,520 shares of performance-vesting restricted stock (the “Performance Vesting Shares”) with respect to each of 2026, 2027 and 2028 (representing a value of $7 million with respect to 2026). With respect to 2026, the Company granted the Time Vesting Shares and Performance Vesting Shares on December 31, 2025. The Company will grant the Time Vesting Shares and Performance Vesting Shares for each of 2027 and 2028 provided Mr. Schaeffer is employed by the Company on January 1 of such year. The Time Vesting Shares granted in 2026 will vest on January 1, 2029, subject to Mr. Schaeffer’s employment through the term of the employment agreement (except in the case of certain qualifying terminations of employment). The Time Vesting Shares granted in 2027 and 2028 will vest in three equal annual installments beginning in January of the year following the year of the grant, subject to Mr. Schaeffer’s continued employment with the Company through each applicable vesting date (except in the case of certain qualifying terminations of employment).

The Performance Vesting Shares will be eligible to be earned on the first March 15 following the end of a three-year performance period, subject to Mr. Schaeffer’s continued employment with the Company through the last day of the performance period (except in the case of certain qualifying terminations of employment), and based upon the Company’s achievement of compound annual growth rate in EBITDA (“EBITDA CAGR”) over the performance period. If EBITDA CAGR is zero or negative, then no Performance Vesting Shares will vest. The performance targets which apply to the Performance Vesting Shares will be set by the Compensation Committee of the Board in its sole discretion. In the event of a material merger, acquisition, sale, divestiture or other business combination (materiality to be determined by the Committee in its sole discretion), the independent members of the Board may, in their good faith discretion, adjust one or more of the CAGR target percentages previously set for one of more of the tranches of shares of Performance Vesting Shares to prevent dilution or enlargement of the potential benefits intended to be made available under the applicable awards.

This description of Amendment 11 does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of Amendment 11, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On December 31, 2025, the Board granted a restricted stock award to Mr. Schaeffer consistent with the terms above. The form of Restricted Stock Award to Mr. Schaeffer is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Also on December 31, 2025, in addition to the customary annual grants to the named executive officers, the following retention awards were made:

Thaddeus G. Weed, Chief Financial Officer – 100,000 shares of restricted stock

John B. Chang, Chief Legal Officer – 100,000 shares of restricted stock

Mark Andrew Harris, Chief Revenue Officer – 100,000 shares of restricted stock

The retention awards will vest on January 1, 2029, subject to the recipients’ continued employment with the Company on such date (except in the case of certain qualifying terminations of employment). The form of Restricted Stock Award is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
10.1	Amendment No. 11 to Employment Agreement of David Schaeffer, dated December 31, 2025 (filed herewith).
10.2	Form of Restricted Stock Awards between the Company and David Schaeffer (filed herewith).
10.3	Form of Restricted Stock Award between the Company and Vice Presidents with retention vesting provisions through January 1, 2029 (filed herewith).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cogent Communications Holdings, Inc.

January 7, 2026	By:	/s/ David Schaeffer
		Name:	David Schaeffer
		Title:	President and Chief Executive Officer